Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. ANNOUNCES EXPIRATION OF LETTER OF INTENT WITH VCG HOLDING CORP.

HOUSTON, TEXAS - (April 1, 2010) – Rick’s Cabaret International, Inc. (NASDAQ: RICK) announced that it was not able to enter into a definitive merger agreement to acquire all of the outstanding stock of VCG Holding Corp. (“VCG”) in accordance with its letter of intent with VCG. As previously announced, on February 16, 2010, Rick’s, VCG, Troy Lowrie, VCG's Chairman and Chief Executive Officer, and Lowrie Management, LLLP, entered into a non-binding (except as to certain provisions, including exclusivity and confidentiality) letter of intent, which letter of intent expired on March 31, 2010.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com